Exhibit 99.02

[Letterhead of Wachovia Capital Markets, LLC]

June 24, 2004

Board of Directors

Xicor, Inc.

933 Murphy Ranch Road

Milpitas, CA 95035

Re:	Amendment No. 3 to Registration Statement on Form S-4 of
Intersil	Corporation (File No. 333-114021)

Gentlemen:

Reference is made to our opinion letter, dated March 14, 2004, with respect to the fairness from a financial point of view to the holders of shares of Common Stock, without par value (“Xicor Common Stock”), of Xicor, Inc., a California corporation (“Xicor”), of the Merger Consideration (as defined in our opinion letter) to be received by the holders of Xicor Common Stock pursuant to the Agreement and Plan of Merger, dated as of March 14, 2004, among Intersil Corporation, a Delaware corporation (“Intersil”), New Castle Sub LLC, a single member Delaware limited liability company and a wholly-owned subsidiary of Intersil (“LLC”), New Castle Merger Sub Corp., a California corporation and a wholly-owned subsidiary of LLC, and Xicor.

The foregoing opinion letter is for the information and use of the Board of Directors of Xicor in connection with its consideration of the Mergers (as defined in our opinion letter) and is not to be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that the opinion letter may be reproduced in full in any proxy statement mailed or provided to the holders of Xicor Common Stock. We understand that Xicor has determined to include and refer to our opinion letter in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion letter under the captions “Summary-Opinion of Xicor’s Financial Advisor”, “The Merger–Background of the Merger”, “The Merger–Xicor’s Reasons for the Merger; Recommendation of Xicor’s Board of Directors” and “The Merger–Opinion of Xicor’s Financial Advisor–Wachovia Securities”. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that the opinion letter may be reproduced in full in any proxy statement mailed or provided to the holders of Xicor Common Stock.

Very truly yours,

/s/ WACHOVIA CAPITAL MARKETS, LLC
WACHOVIA CAPITAL MARKETS, LLC